EXHIBIT 3.3
                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                             OF GEOKINETICS INC.


      GEOKINETICS INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolutions establishing a new class of capital stock consisting of 2,500,000 shares of Preferred Stock, $10.00 par value per share (the "Preferred Stock"):

FIRST: That by the unanimous written consent of the Board of Directors of the Corporation, the directors adopted resolutions setting forth, among other things, a proposed amendment to the Certificate of Incorporation of the Corporation and declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  FURTHER RESOLVED, that it is in the best interest of the
            Corporation that the Certificate of Incorporation of the Corporation be amended by changing the fourth Article thereof pursuant to the authority conferred on the Board of Directors of this Corporation by
            Section 151 of the Delaware General Corporation Act, such that, as amended, Article Four shall read as follows:

            "The total number of shares of stock which the corporation shall have authority to issue is Seventeen Million Five Hundred Thousand (17,500,000) shares, consisting of Two Million Five Hundred (2,500,000) shares of Preferred Stock, $10.00 par value per share (the "PREFERRED STOCK"), and Fifteen Million (15,000,000) shares of Common Stock, $.20 par value per share (the "COMMON STOCK"). A description of the designations, preferences, and relative rights of each class is as follows:

            PREFERRED STOCK

                  Section 1. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Corporation's directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except that in the case of series on which dividends are cumulative the dates from which dividends are cumulative may vary to reflect differences in the date of issue. Subject to the provisions of this Section, which provisions shall apply to all Preferred Stock,

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            the directors hereby are authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

                        (a) The designation of the series which may be by
                  distinguishing number, letter or title.

                        (b) The number of shares of the series, which number the
                  directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

                        (c) The dividend rate of the series.

                        (d) The dates at which dividends, if declared, shall be
                  payable, whether such dividends shall be cumulative or non-cumulative and, if cumulative, the dates from which dividends shall be cumulative.

                        (e) The redemption rights and price or prices, if any,
                  for shares of the series.

                        (f) The terms and amount of any sinking fund provided
                  for the purchase or redemption of shares of the series.

                        (g) The amounts payable on shares of the series in the
                  event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

                        (h) Whether the shares of the series shall be
                  convertible into shares of any other class or series of the Corporation, and, if so, the specification of such other class or series, the conversion price or prices, any adjustments thereof, the date or dates as of which such shares shall be convertible, and other terms and conditions upon which such conversion may be made.

                        (i) Restrictions on the issuance of shares of the same
                  series or of any other class or series.

                  The Corporation's directors are authorized to adopt from time to time amendments to this Article Four fixing, with respect to each such series, the matters described in clauses (a) to (i), inclusive, of this Section.

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                  Section 2. The holders of Preferred Stock of each series, in preference to the holders of Common Stock and of any other class of shares ranking junior to the Preferred Stock, shall be entitled to receive out of any funds legally available and when and as declared by the Corporation's directors, dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Article Four and no more, payable on the dates fixed for such series. In the event dividends for a series are determined to be cumulative in accordance with the provisions of Section 1 of this Article Four, such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Preferred Stock for any dividend period unless:

                        (a) as to each series of Preferred Stock entitled to
                  cumulative dividends, dividends for all past dividend periods shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

                        (b) as to all series of Preferred Stock, dividends for
                  the current dividend period shall have been paid or be or have been declared and a sum sufficient to the payment thereof set apart ratably in accordance with the amounts which would be payable as dividends on the shares of the respective series for the current dividend period if all dividends for the current dividend period were declared and paid in full.

                  No dividend in respect of past dividend periods shall be paid upon or declared and set apart for payment on any of the Preferred Stock entitled to cumulative dividends unless there shall be or have been declared and set apart for payment on all outstanding shares of Preferred Stock entitled to cumulative dividends, dividends for past dividend periods ratably in accordance with the amounts which would be payable on the shares of the series entitled to cumulative dividends if all dividends due for all past dividend periods were declared and paid in full.

                  Section 3. In no event, so long as any Preferred Stock shall be outstanding, shall any dividends, except a dividend payable in Common Stock or other shares ranking junior to the Preferred Stock, be paid or declared or any distribution be made except as aforesaid on the Common Stock or any other shares ranking junior to the Preferred Stock, nor shall any Common Stock or any other shares ranking junior to the Preferred Stock be purchased, retired or otherwise acquired by the Corporation unless in each case:

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                        (a) all accrued and unpaid dividends on Preferred Stock,
                  including the full dividends for the current dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

                        (b) there shall be no arrearage with respect to the
                  redemption of Preferred Stock of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Article Four.

                  Section 4.

                        (a) The holders of Preferred Stock of any series, in the
                  event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, shall be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Stock or any other shares ranking junior to the Preferred Stock, the amounts fixed with respect to such series in accordance with
                  Section 1 of this Article Four, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Preferred Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding shares of Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

                        After payment to holders of Preferred Stock of the full
                  preferential amounts as aforesaid, holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                        (b) The merger or consolidation of the Corporation into
                  or with any other corporation, or the merger of any other corporation into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business as of the Corporation shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4.

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                  Section 5. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote and, with respect to such right to vote, shall be entitled to notice of any stockholders' meeting in accordance with the Corporation's Bylaws, and shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein, or to the extent class or series voting is otherwise required by law or agreement, the holders of Preferred Stock or Common Stock shall vote together as a single class and not as separate classes.

                  Section 6. For the purpose of this Article Four, whenever
            reference is made to shares "ranking junior to the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Preferred Stock.

            COMMON STOCK

                  The Common Stock shall be subject to the express terms of the
            Preferred Stock and of any series thereof. The terms and provisions of each share of Common Stock shall be identical to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the stockholders."

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SECOND:     That, thereafter, pursuant to resolution of the Board of Directors of the Corporation, the annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with
            Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.


      IN WITNESS WHEREOF, GEOKINETICS INC. has caused this certificate to be signed by JAY D. HABER, its President, this ____________ day of July, 1997.

                                    GEOKINETICS INC.



                                    By:   ________________________________
                                          Jay D. Haber, President



STATE OF TEXAS          ss.
                        ss.
COUNTY OF HARRIS        ss.

      This instrument was acknowledged before me on the ______ day of July, 1997, by JAY D. HABER, President of GEOKINETICS INC., a corporation, on behalf of said corporation.


                                          ---------------------------------
                                          Notary Public in and for
                                          the State of T E X A S

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